Exhibit 10.10

PRIVATE & CONFIDENTIAL

10 April 2009

Mr Kalaiselvan

Dear Mr Kalaiselvan,

RE:  CONTRACT OF  EMPLOYMENT AS CHIEF OPERATING OFFICER (TECHNICAL)

We are pleased to offer you employment as Chief Operating Officer (Technical) on contract basis, reporting to the Managing Director of the Company or any other person designated by the Managing Director on the following terms and conditions of employment:-

1.	PERIOD OF EMPLOYMENT

Your employment with the Company will be for a period of Two years commencing on 4th May 2009 and expiring on 30th April 2011.  Thereafter, this contract may be reviewed at the sole discretion of the Management and extended, if necessary.

2.	SALARY & BENEFITS

You shall be paid a basic monthly salary of RM15,000 and you will also be entitled to a company provided hand phone with calls paid upto RM500 per month.

You shall be provided a Car Allowance of RM3,000 per month and a Housing Allowance of RM2,000.

2.	INCREMENT AND BONUS

Increment and Bonus will be at the sole discretion of the Company.  Bonus, if paid, will be based on individual performance and the Company’s profitability.

4.	PROBATIONARY PERIOD

You are required to serve a probationary period of six (6) months, during which time the Company will progressively assess your performance.  After successful completion of your probationary period, you will be confirmed in your appointment.

5.	DUTIES & RESPONSIBILITIES

5.1
You shall be required to perform such duties and responsibilities as may be assigned to you by the Company.  During the tenure of your employment, you shall devote your full time and attention to your duties and responsibilities with the Company and shall not directly or indirectly be engaged or concerned or interested in any other business of any kind whatsoever.

5.2
The Company may at its discretion assign such duties as it deems are consonant with the job for which you have been hired.  The Company reserves the right to add, delete or vary the duties assigned to you from time to time as deemed necessary.

5.3
You must comply with all terms, policies, procedures and practices of the Company as determined from time to time.  The Company reserves the right to vary its terms, policies, procedures and practices as it deems fit.  All fresh terms, policies, procedures and practices form an integral part of your employment contract from the date they are implemented.

5.4	Place of work

You will be required to work at the premise of the Company in Kuantan, Malaysia.  However, the Company reserves the right to transfer you to any other location within the Country where the Company operates an office or carries out its business.

6.	WORKING HOURS

6.1	The schedule of normal working hours and working days is as follows:-

Days	Working Hours	Lunch Hours
Monday to Friday	8.00 a.m. to 5.00p.m.	12.00p.m. to 1.00p.m.
or
1.00p.m. to 2.00p.m.
Saturday (Alternate)	8.00 a.m. to 12.00p.m.	N/A
Sunday	Rest day

6.2	The Company reserves the right to change the working hours/rest day due to exigencies of its business operations. Such changes may involve additional working hours in a week or working on shift.

6.3	Your job may require you to work more than the scheduled hours of work in a day or to work on your rest day or public holidays and you are expected to carry out such work.

7.	NOTICE PERIOD FOR RESIGNATION

7.1
During the probationary period, you may resign from the Company by giving Seven (7) days written notice.  As a confirmed employee, you may resign from the Company by giving two (2) months’ written notice or two (2) months’ salary in-lieu of such notice.

8.	TERMINATION OF EMPLOYMENT

8.1
During the probationary period, the Company may terminate your employment by giving seven (7) days notice in writing.  Upon confirmation, the Company may terminate your employment by giving two (2) months’ prior notice in writing or upon the payment of two (2) months’ salary in lieu of such notice.

8.2	The Company may terminate your employment without any notice, if you are:-

a)	Incapacitated or prevented by illness, injury, accident or any other circumstances control from discharging in full your duties for a period exceeding three (3) months.

b)	Found guilty of grave misconduct or willful neglect in the discharge of duties or having breached any term in this contract.

c)	Found to be a bankrupt.

d)	Found to be of unsound mind.

e)	Convicted of any serious criminal offence.

f)	Found to have a past criminal record.

g)	Found to have given incorrect or untrue information to the Company.

h)	Found to be a drug addict.

The above listing is not exhaustive but it is meant to serve as an indication only.

9.	ANNUAL LEAVE

9.1
You are entitled to 21 working days of annual leave per year and this leave shall accrue proportionately on the completion of each month’s of service.   Annual leave has to be earned before it can be taken.

9.2	Annual leave will be taken at a time or times agreed with the Company.

10.	SICK LEAVE

10.1	The Company shall recognize a medical certificate issued by a medical practitioner or by a dental surgeon registered under the relevant laws of Malaysia.

10.2	You are entitled to paid sick leave and hospitalization leave. The sick leave and hospitalization leave entitlement, in any one calendar year, is as follows:-

Sick Leave Type	Sick Leave Entitlement
Non-hospitalization	14 days
Hospitalization	60 days (inclusive of non-hospitalization leave)

10.3
When you are on sick leave, you are required to notify your immediate superior and in his/her absence, any other person designated by him.  Such notification must be made within 12 hours, failing which, you are deemed to be absent without leave and having breached your contract of service and may be liable for termination.

11.	PUBLIC HOLIDAYS

11.1	You will be entitled to 10 public holidays in a year as per the schedule applicable to you.

11.2
If you absent yourself from work without the prior permission of the Company on the day immediately preceding or succeeding a scheduled public holiday or any day substituted thereof, you shall not be entitled to any holiday pay unless you have a reasonable excuse for such an absence.

12.	MEDICAL BENEFITS

12.1	You will be entitled to medical benefits as per the Company’s Group Health Insurance Scheme which includes the followings:

a)	General outpatient treatment, consultation, medicines and diagnostic tests by a registered medical practitioner.

b)	Specialist outpatient treatment, consultation, medicines and diagnostic tests by a specialist upon referral by a general practitioner.

12.2	Notwithstanding the above, the Company reserves the right to exclude or revise the benefits as and when deem necessary.

12.3	The Company will provide specialist medical treatment under its group medical insurance coverage, which exists from time to time.

13.	SOCIAL SECURITY ORGANISATION (SOCSO)

Should the Company be liable to pay SOCSO it shall make such payments as per the Social Security Act.

14.	EMPLOYEE PROVIDENT FUND (EPF)

The EPF contribution rates of the Company and yourself shall be as per EPF Act, 1991 or any statutory modifications thereto.

15.	CONFIDENTIALITY

15.1
It is an express condition of your employment that the contents of this letter are to remain a matter of the utmost confidentiality between you and the management at all times.  Any breach of this condition may render you liable for disciplinary action including dismissal.

15.2	You must during the employment and after termination of the employment for any reason:

(a)
take all precautions necessary to prevent disclosure of any of the confidential information to any unauthorised persons.  Such information includes those relating to trade secrets or trade connections, business activities of the Company and information relating to personnel matters;

(b)	not use or attempt to use any of the confidential information in any manner which may injure or cause loss either directly or indirectly to the company or any party or person.

(c)	not disclose any confidential information to any person other than as directed by the Company;
(d)	not use any confidential information for your own benefit or the benefit of any other person.

15.3
In consideration of the Remuneration, you must not during the operation of this Agreement and for a period of 3 years after termination, without the written permission of the company, either directly or indirectly be engaged or concerned or interested in any competing businesses in any jurisdiction. This will also apply to any new businesses the Company ventures into at any time during your employment with the Company.

16.	PRE-EMPLOYMENT MEDICAL CHECK UP

Your commencement of employment is subject to you successfully completing pre-employment medical check up.  Please call the office to arrange for an appointment.

Please indicate your acceptance by signing and returning the duplicate of this letter to the Company within 1 week, failing which, this offer shall be deemed to be withdrawn.

Yours sincerely,
For MISSION BIOTECHNOLOGIES SDN BHD

/s/ Swaminathan Mahalingam
Swaminathan Mahalingam
Managing Director

I have read and understood the contents of this letter and hereby agree to the offer as detailed above.  I also agree to respect the confidentiality of this letter.

Name	:	Kalaiselvan Somasundaram	NRIC :	511121-71-5083

Signature	:	/s/ Kalaiselvan Somasundaram

Date	:	4 May 2009